Exhibit (a)(1)(i)

AXION INTERNATIONAL HOLDINGS, INC.

Offer to Exchange Warrants For Shares of Common Stock (“Offer to Exchange” or “Offer”)

May 16, 2014

The Offer to Exchange and the Associated Withdrawal Rights Expire on

June 16, 2014 At 11:59 P.M., Eastern Time,

Unless The Offer Is Extended

Axion International Holdings, Inc. (“AXION,” the “Company,” “we” or “us”) is offering to exchange for shares of its Common Stock any and all of its outstanding Warrants (“Warrants”) from the holders thereof (“Warrant Holders”) upon the terms and subject to the conditions described in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The Warrants subject to this Offer are all currently outstanding Common Stock Warrants that AXION has issued which have not expired or terminated prior to the Expiration Time (as defined below). All such Warrants, including their respective issuance dates and exercise prices are set forth on Schedule A to this Offer.

As a Warrant Holder, you may choose to tender some, all, or none of your Warrants.

We are offering to exchange 14.17707 shares of Common Stock for every $10.00 of value attributed to a Warrant Holder’s Warrants. (The shares being issued shall be referred as the “Exchange Shares”). The value of our outstanding Warrants has been derived from the Black-Scholes Option Pricing Model. The value of our outstanding Warrants is forth on Schedule A of this Offer.

Each Warrant Holder will receive the Exchange Shares for all properly tendered Warrants promptly following the Expiration Time (the “Issue Date”).

We are making this Offer subject to the terms and conditions stated in this Offer to Exchange. This Offer is not subject to any financing condition or contingency, and there are no conditions except as set forth in Section III.9 under the caption, “Conditions to Completion of the Offer.” You are not required to tender your Warrants. Tendering your Warrants means presenting them to us for exchange under the terms of this Offer to Exchange. If you choose not to tender your Warrants, you will retain your and any rights you have with respect to the Warrants will not be affected.

IMPORTANT

If you would like to accept this Offer, you must properly complete and sign the Letter of Transmittal in accordance with the terms set forth in the offering materials and deliver it to us by email to dfallon@axih.com, by mail or personal delivery to Axion International Holdings, Inc. at the following address (our “Corporate Headquarters”):

4005 All American Way

Zanesville, Ohio 43701

Attention: Donald W. Fallon

We must receive your Letter of Transmittal, which includes your election to participate, by the Expiration Time. If we do not receive your election by the Expiration Time, you will be deemed to have rejected this Offer.

All questions about this Offer and all requests for assistance or for additional copies of any offering materials should be directed to us by email to dfallon@axih.com or via mail or courier to us at the address for our Corporate Headquarters provided above.

ALTHOUGH THE BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER OUR MANAGEMENT NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER AND TENDER YOUR WARRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR WARRANTS.

PARTICIPATING (OR NOT PARTICIPATING) IN THIS OFFER INVOLVES CERTAIN RISKS WHICH ARE FURTHER DESCRIBED IN SECTION II. YOU SHOULD CAREFULLY REVIEW THIS OFFER TO EXCHANGE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO TENDER YOUR WARRANTS. WE RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL FINANCIAL, LEGAL AND TAX ADVISORS TO DETERMINE THE CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

Our common stock is quoted on the Over the Counter Bulletin Board (OTCBB) under the symbol “AXIH.” On May 15, 2014, the last trading day immediately prior to the date of this Offer to Exchange, the closing sale price of a share of our common stock as reported on the OTCBB was $.72. You should obtain current market prices for our common stock before you decide whether to tender your Warrants.

As of April 30, 2014, there were outstanding Warrants to purchase up to 47,660,256 shares of our common stock. This Offer is not conditioned upon a minimum number of Warrants being tendered.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Warrants in this Offer to Exchange. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange and all related documents filed as part of the Tender Offer Statement filed with the United States Securities and Exchange Commission (the “SEC”) on May 16, 2014.

Neither the SEC, nor any state securities commission, has approved or disapproved this Offer, nor passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

If the making of this Offer to Exchange is not in compliance with the laws of any jurisdiction, we will make a good faith effort to revise the Offer to Exchange to comply with any such laws. If, after such good faith effort, we cannot comply with any such laws, the Offer to Exchange will not be made to, nor will elections be accepted from or on behalf of, the Warrant Holders residing in any such jurisdiction.

TABLE OF CONTENTS

I.	SUMMARY OF TERMS	10

II.	RISKS ASSOCIATED WITH THE OFFER	13

III.	THE OFFER	15

1.	General; Eligibility; Offer Expiration Time	15

2.	Exchange Shares for Warrants	15

3.	Purpose	16

4.	Procedures for Tendering Warrants	17

5.	Withdrawal Rights	17

6.	Acceptance of Warrants	18

7.	Extension of Offer; Termination; Amendment	18

8.	Material U.S. Federal Income Tax Consequences	19

9.	Conditions to Completion of the Offer	19

10.	Price Range of Common Stock Underlying Warrants	20

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Warrants	21

12.	Status of Warrants Acquired by Us in the Offer; Accounting Consequences of the Offer	21

13.	Legal Matters; Regulatory Approvals	21

14.	Fees and Expenses	21

15.	Financial Information Concerning the Company	21

16.	Additional Information; Information About the Company	22

17.	Miscellaneous; Forward-Looking Statements	22

Table of Contents

I. SUMMARY OF TERMS

Questions and Answers about the Offer

The summary below provides answers to some questions you may have about this Offer. The complete description of the Offer is set forth in Section III. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should carefully read the remainder of this Offer to Exchange (including the Exhibits to the Schedule TO filed on May 16, 2014 and the schedules attached to this Offer) (available at www.sec.gov or by request to Axion International Holdings, Inc. via email to dfallon@axih.com, or via mail or courier to us at our Corporate Headquarters, Attention Donald Fallon), as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in Section II, captioned “Risk Factors Associated with the Offer.”

This summary is presented in question-and-answer format grouped into the following categories:

•	How the Offer Works

•	Duration of the Offer

•	How to Elect to Tender Your Warrants

•	U.S. Federal Income Tax Considerations

•	How to Get More Information

In these offering materials relating to this Offer to Exchange which also refer to as the “Offer”, references to “Company,” “AXION,” “we,” “us” and “our” mean Axion International Holdings, Inc. (including its subsidiaries unless the context clearly requires otherwise).

How the Offer Works

Ql. What is the Offer?

Beginning on May 16, 2014, and ending at 11:59 p.m., Eastern Time, on June 16, 2014, or such later time and date if we extend the Offer (the “Expiration Time”), Warrant Holders (described in Question 2 below) may tender their Warrants for Exchange Shares. Tendering Warrant Holders will receive 14.17707 shares of Axion Common Stock for every $10.00 of value of their Warrants (the “Exchange Shares”). For more information about the Exchange Shares refer to Question 4, Question 5, and Schedule A attached hereto.

Participation in this Offer is voluntary. If you elect to participate in the Offer, do not withdraw your election prior to the Effective Time, and the Company accepts your tendered Warrants, you will be entitled to be paid the Exchange Shares (subject to tax and other withholding) promptly following the Expiration Time.

This Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

If you tender Warrants pursuant to this Offer, and you are not an affiliate of the Company, you will receive unlegended shares which will be freely tradable.

“Warrants” are all outstanding Warrants to purchase shares of AXION common stock which have not expired prior to the Expiration Time.

Q2. Who may participate in this Offer?

All Warrant Holders may participate in this Offer.

Q3. Which Warrants may be tendered in the Offer, and do I have to tender all my Warrants?

Any Warrants may be tendered in the Offer. You do not have to tender all your Warrants to participate. You may choose to tender some, all or none of your Warrants.

Q4. What do I receive in exchange for my Warrants?

The Company will issue shares of its common stock in exchange for the Warrants you tender and the Company accepts. The number of Exchange Shares will depend upon the value assigned to all the Warrants you are tendering for exchange. You will receive 14.17707 shares of AXION common stock for every $10.00 of value attributed to your Warrants. See Schedule A for the value attributed to the Warrants the Company has issued and Question 5 below for more information about how the Warrants have been valued. See Section III.6 for more information about acceptance of tendered Warrants. You are receiving a personalized transmittal letter indicating all of your Warrants, the value attributable to the Warrants and the number of Exchange Shares you can receive.

Q5. How was the value of my Warrants determined?

The Warrants have been valued using an established valuation method for stock options called the “Black-Scholes Option Pricing Model. The Black-Scholes model helps establish the fair market value of outstanding Warrants. The calculation takes into consideration numerous factors, including the recent market price of the Company’s common stock, an assumed stock price volatility ratio, a Warrant’s exercise price and the term of a Warrant. In general, the lower the exercise price and the longer the term, the higher the associated value for a warrant.

Having derived the value of the Warrants you are tendering for exchange, we will issue to you 14.17707 Exchange Shares for every $10.00 of value attributed to all Warrants you tender. We are also sending to each Warrant Holder a personalized Letter of Transmittal that contains a list of that particular Warrant Holder’s Warrants, the value they possess and the number of Exchange Shares they can receive.

You must make your own determination of the value to you of your Warrants, and you are encouraged to consult with your own financial, accounting, tax and legal advisors. In the event you tender all of your Warrants, your aggregate number of Exchange Shares is calculated by multiplying 14.17707 shares of Axion common stock by the quotient of the total value of the Warrants you are tendering divided by $10.00. The total number of Exchange Shares will be rounded to the nearest whole. No fractional shares will be issued. Our determination as to the amount of your Exchange Shares is final.

For a more detailed explanation of the Black-Scholes Option Pricing Model and other additional information regarding our determination of your Exchange Shares, see Section III.2.

Q6. When will I receive my Exchange Shares?

Assuming the Company accepts your tendered Warrants and provided all of the conditions described in Section III.9 are met, you will be entitled to the Exchange Shares. The Exchange Shares will be issued promptly following the Expiration Time.

Q7. Will my Exchange Shares be freely tradable after issued to me?

Unless you are an affiliate of the Company, you will be able to trade your Exchange Shares.

Q8. Why are you conducting this Offer?

Our capital structure restricts our ability to raise capital and eventually position the Company for listing on a stock exchange. Therefore the Company has determined that it must improve its capital structure, especially to enable it to raise additional equity capital. The first step in this process is to reduce our outstanding Warrants. That is why the Company has initiated this Offer. We also plan to ask our stockholders to approve a reverse split of our shares. Finally, we have and will be undertaking efforts to encourage our preferred stockholders to agree to a conversion of their securities incidental to a listing on a stock exchange. Our convertible noteholders are obligated to convert upon such a listing. There are additional benefits resulting from reducing the Warrants. Our public float will be increased which may enhance the trading liquidity of our shares. We also eliminate the derivative liability and non-cash effect on results of operations resulting from the anti-dilution price protection included in some of our outstanding Warrants. As for Warrant Holders, the exchange of Warrants for tradable shares provides a current economic benefit to them.

Q9. Is it likely that an Offer similar to this one will be made in the future?

No. We do not anticipate that any similar Offer will be made.

Q10. Why should I consider participating in the Offer?

Currently, you hold Warrants that provide you the right to purchase shares of our common stock at a specified exercise price, regardless of the actual market price at the time of your purchase. The specified exercise price for your Warrants was determined by the market price on the date that your Warrants were granted. In some cases, Warrants were priced above the market price. Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than the specified exercise price of any warrant.

When the market price is greater than the exercise price (otherwise known as an “in the money” warrant), you receive value from exercising the option because you are able to buy the stock at less than the current market price and sell the resulting share for the higher price. When the exercise price is equal to or less than the purchase price (otherwise known as an “out of the money” Warrants), Warrants are generally not exercised, since you would be able to purchase the same number of shares in the open market at the same or lower price.

If you tender your Warrants under this Offer and all other applicable conditions are met, you will receive Exchange Shares due you promptly after the Expiration Time. These Exchange Shares may or may not be more valuable to you than continuing to hold your Warrants. This determination depends on a number of factors such as the market price of AXION common stock and the timing of the decision.

For more information about risks associated with this Offer, see Section II. We also recommend that you read the discussion about our business and associated risks contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on April 10, 2014, and available at www.sec.gov.

Q11. Are all Warrant Holders subject to the same conditions for participation in this Offer?

Yes, all Warrant Holders are subject to the same deadline, conditions, and requirements to tender Warrants reflected in this Offer.

Q12. If I choose to tender my Warrants, what will happen to them?

Effective as of the Expiration Time (assuming all the conditions described in Section III.9 are met), we will cancel all of the Warrants you tendered. You will no longer have any rights or obligations with respect to those Warrants. (For more information, see Sections III.4, III.6 and III.12.)

Q13. Are there any conditions under which AXION would terminate or amend the Offer?

Yes. We may terminate or amend this Offer, or postpone our acceptance and cancellation of any Warrants tendered for purchase, if, on or before the Expiration Time, we determine that any one or more specified events has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer. These events are specified in Section III.9 of this Offer to Exchange.

Duration of the Offer

Q14. How long will this Offer remain open?

This Offer begins on May 16, 2014, and is scheduled to remain open until 11:59 p.m., Eastern Time, on June 16, 2014 (or, a later date that we will specify if we extend the Offer period). We currently have no plans to extend the Offer beyond June 16, 2014.

All Warrant Holders are subject to the same deadline to tender Warrants reflected in this Offer to Exchange.

Q15. If the Offer is extended, how does the extension affect the date on which I receive my Exchange Shares?

If we extend the Offer and you participate in it, you will become entitled to your Exchange Shares and your Warrants will be cancelled, effective as of the Expiration Time, 11:59 p.m., Eastern Time, on the date the Offer expires. The Exchange Shares will be issued promptly following such expiration.

How to Elect to Tender Your Warrants

Q16. What do I need to do to participate in the Offer?

To participate, you must fully complete and sign the Letter of Transmittal and deliver it to us by email to dfallon@axih.com, by surface mail or personal delivery to us at our Corporate Headquarters, 4005 All American Way, Zanesville, Ohio 43701 Attention: Donald Fallon. We must receive your Letter of Transmittal by the Expiration Time, or it will not be given effect. (For more information, see Sections III.4 and III.7.)

Q17. What will happen if I do not turn in a fully completed and executed Letter of Transmittal by the deadline?

If you do not return your fully completed and executed Letter of Transmittal by the deadline, you cannot participate in the Offer, and all Warrants you currently hold will remain unchanged with their original exercise price and original terms. (For more information, see Section III.4).

Q18. What if I do not want to accept this Offer?

You do not have to accept this Offer. This Offer is completely voluntary and there are no penalties for electing not to participate. If you do not elect to participate, your outstanding Warrants will remain outstanding and you will retain all rights you possess with respect thereto. If you do not wish to participate in this Offer, you do not need to do anything or otherwise contact us.

Q19. Can I change my election?

Yes. You may withdraw your election to participate in this Offer by delivering to us (by email or at the address referenced in Question 18) an Election Withdrawal Notice at any time before the Expiration Time. Once you have withdrawn your election, you may re-elect to participate in this Offer only by repeating the election procedure described in Question 16. (For more information, see Sections III.4, III.5 and III.7.) You will not be able to change your election after the Expiration Time.

U.S. Federal Income Tax Considerations

Q20. What are the U.S. federal income and withholding tax consequences of the Exchange Shares?

If you exchange your Warrants for new shares of common stock, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. .. We believe that the exchange will be treated as a non-taxable exchange of the existing Warrants for new shares of common stock. The tax basis of the Warrants exchanged will be treated as the substituted basis for the Exchange Shares, and the Exchange Shares will be treated as having been held for the same holding period as the holding period with respect to the transferred shares. (For more information, see Section III.8.)

How to Get More Information

Q21. What should I do if I have additional questions about this Offer?

If you have any other questions about this Offer you may direct them to us by email to dfallon@axih.com, by surface mail or personal delivery to us at our Corporate Headquarters, Attention: Donald Fallon.

II. RISKS ASSOCIATED WITH THE OFFER

Participating in the Offer involves a number of risks. Conversely, there are risks associated with keeping your Warrants and deciding not to tender them in the Offer. We describe some of these risks below. In addition, information concerning risk factors is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this Offer to Exchange. Copies of these documents may be obtained as described in Section III.16. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

The amount of the Exchange Shares to be paid for your Warrants in the Offer may be more or less than the net proceeds you would ultimately realize if you kept those Warrants and exercised them sometime in the future.

The Exchange Shares that you will receive if you tender your Warrants in the Offer may or may not be more valuable to you than continuing to hold your Warrants and exercising them in the future. Whether you would realize greater value by retaining your Warrants and exercising them in the future, as compared to tendering them in the Offer and receiving Exchange Shares, will primarily depend on the future market price of our common stock. If the market price of our common stock rises above the exercise price of your Warrants before the date those options expire, terminate or are forfeited, your Warrants might be worth more than the Exchange Shares you could receive by participating in the Offer. On the other hand, if our stock price does not increase before the date your Warrants expire, terminate or are forfeited, tendering your Warrants in the Offer could result in a greater benefit than choosing not to participate in this Offer and retaining your options.

There can be no assurances concerning the future market price of our common stock which depends upon a number of factors, including, but not limited to, the performance of our own business, the performance of the overall stock market and companies in our business sector and the overall economic environment.

The different taxation treatment of the Exchange Shares compared to your retention and later exercise of your Warrants (and subsequent sale of shares acquired), as briefly described in Section III.8 of this Offer to Exchange, should also be considered. You are advised to consult your personal tax advisor concerning the tax consequences of participating in the Offer.

The amount of the Exchange Shares to be paid in the Offer may not accurately reflect the value of your Warrants at the time of the Exchange Shares.

In calculating the amount to be paid for your Warrants in the Offer, AXION used a widely-used model for ascertaining an option’s value called the “Black-Scholes Option Pricing Model”. (Warrants are options.) The Black-Scholes calculation is based in part on an assumed value of our common stock of $.7055 per share. (See Section III.2.) A warrant’s Black-Scholes value changes over time to reflect changes in the underlying factors, including the market price of our common stock. During the 60 days prior to the date of this Offer, the sales prices of our common stock as reported by the Over the Counter Bulletin Board have ranged from $.68 per share to $.81 per share. (See Section III.10 for more information about the historical market prices of our common stock.) As a result of volatility in the market price for our common stock, the Exchange Shares you will receive promptly following the Expiration Time for Warrants you tender in the Offer may be less than the Black-Scholes value of those options at that time.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Exchange Shares in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events may cause an increase in our share price and may result in a lower value realized now than you might realize in the future had you not agreed to exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for shares) in the future at a higher price than would have been obtained by participating in the Offer or at all. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

There is no assurance that a significant number of Warrants will be tendered in the Offer.

There is no assurance that any significant number of Warrants will be tendered in the Offer. Moreover, even if a significant number of Warrants are tendered in the Offer, there is no assurance that the market price of our shares will increase. The price of our shares and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which our Warrant overhang is only one. Eliminating or significantly reducing our Warrant overhang will not generate any capital for the Company.

Two of our directors are subject to conflicts of interest with respect to the Offer.

Alan Kronstadt and Perry Jacobson, our chairman, respectively hold 13,023,243 and 107,500 Warrants and will have the right to exchange their Warrants for 10,870,170 Exchange Shares and 40,458 Exchange Shares, respectively.

The market price of our shares will fluctuate, which may adversely affect Warrant holders who tender their Warrants for Shares.

The market price of our shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Exchange Shares are issued to tendering Warrant Holders. The Company does not intend to re-adjust the exchange ratio of Exchange Shares for Warrants based on any fluctuation in our share price.

The value of the Shares that you receive may fluctuate.

We are offering Exchange Shares for validly tendered Warrants. The price of our shares may fluctuate widely in the future. If the market price of our shares declines, the value of the Exchange Shares you will receive in exchange for your Warrants will decline. The trading value of our shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. There can be no assurance that tendering your Warrants will put you in a better financial position than you would be in if you continued to hold your Warrants following the Expiration Date of the Offer.

Resales of the Exchange Shares issued pursuant to the Offer may adversely affect the Share price.

Exchange Shares issued in the Offer will be freely tradable, unless held by affiliates. In light of the current trading volume of our shares, if the holders of the Warrants were to sell a significant portion of the Exchange Shares obtained from the Offer, such sales could have a negative impact on the trading price of our shares.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Warrants.

The tax consequences that will result to the Warrant holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see “Material U.S. Federal Income Tax Consequences.”

III. THE OFFER

The following information provides important additional details regarding the Offer.

1. General; Eligibility; Offer Expiration Time

We are making an Offer to Exchange Warrants held by Warrant Holders for Exchange Shares. We are making this Offer upon the terms and subject to the conditions described in this document. All outstanding Warrants are eligible for this Offer to Exchange.

We currently have outstanding 47,660,266 Warrants all of which are set forth on Schedule A hereto. These Warrants were issued between December 11, 2008 and April 8, 2014, and have exercise prices between $0.45 and $2.91.

2. Exchange Shares for Warrants

Amount of Exchange Shares. Subject to the terms and conditions of the Offer, we will accept properly tendered outstanding, unexercised Warrants and exchange them for shares of our common stock.

You may tender any or all of your Warrants. If you elect to tender fewer than all of your eligible Warrants, we will issue you a new warrant agreement for the portion of the eligible Warrants that were not exchanged. Any such Warrants will continue to have the same exercise price and other terms as the existing eligible Warrants.

Subject to the terms of this Offer to Exchange, and upon our acceptance of your properly tendered Warrants, your Warrants will be cancelled and we will issue you shares of our common stock. The number of shares of common stock you will receive in exchange for your Warrants will be based upon the value of the Warrants you are tendering and we will issue to you 14.17707 shares of common stock for every $10.00 of value of your Warrants.

New shares will be issued promptly after the expiration date. The expiration date for the offer will be 11:59 p.m., Eastern Time, on June 16, 2014, unless we extend the offer. We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 7 below for a description of our rights to extend, terminate and amend the offer.

Valuation. We determined the amount to be paid for Warrants by using a stock option valuation method called the “Black-Scholes” Option Pricing Model. The Black-Scholes model helps establish the fair market value of each Warrant. The Black-Scholes model is an established and commonly used method for valuing stock options and Warrants and uses the following factors: stock price, the exercise price of a warrant, the risk-free interest rate, the estimated volatility of the market prices of the relevant stock, the expected dividend yield of the stock, and the expected life of the warrant. Some of these factors are objectively determinable, while others, such as volatility and remaining expected option life, require some judgment. For purposes of this calculation, we used the following measures:

•	Stock price: $.7055 per share;

•	Exercise price: the actual exercise or grant price of the Warrants being valued;

•	Risk-free interest rate: .03% to 2.63%;

•	Volatility: 63.04 % to 85%;

•	Dividend yield: 0%; and

•	Expected life of Warrants: The remaining warrant life in years.

3. Purpose

Our capital structure restricts our ability to raise capital and eventually position the Company for listing on a stock exchange. Therefore, the Company has determined that it must improve its capital structure, especially to enable it to raise additional equity capital. The first step in this process is to reduce our outstanding Warrants since they are excessive in number, create uncertainty for investors and restrict our ability to raise additional equity capital. That is why the Company has initiated this Offer. We also plan to ask our stockholders to approve a reverse split of our shares. Finally, we have and will be undertaking efforts to encourage our preferred stockholders to agree to a conversion of their securities incidental to a listing on a stock exchange. Our convertible noteholders are obligated to convert upon such a listing.

Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Axion or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities; or

•	any change in our charter or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this Offer and elect to exchange any of your eligible Warrants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment, legal and tax advisors. You must make your own decision whether or not to elect to exchange any of your eligible Warrants.

4. Procedures for Tendering Warrants

You may tender your Warrants only as described in this Section III.4. Tender by any other means will not be effective.

Electing to Participate and Tender Warrantss. To participate in the Offer, you must tender Warrants before the Expiration Time. To tender your Warrants, you must properly and fully complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to us either:

•	by email to dfallon@axih.com; or

•	by surface mail or personal delivery to Axion International Holdings, Inc., 4005 All American Way, Zanesville, Ohio 43701 Attn: Donald Fallon.

Your election must be received by us no later than the Expiration Time (11:59 p.m., Eastern Time, on June 16, 2014, or if we extend the Offer period, a later time and date that we will specify). If we do not receive your fully completed and executed Letter of Transmittal by the Expiration Time, you will be deemed to have rejected this Offer and your attempt thereafter to tender Warrants will not be given effect.

You may choose to tender some, all or none of your Warrants..

Electing Not to Participate. Participation in the Offer is voluntary. If you do not want to tender your Warrants in the Offer, you do not need to do anything. Any Warrants not validly tendered will remain outstanding on the same terms and conditions upon which they were granted.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Warrants that we determine were not properly made or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered Warrants. We may waive any defect or irregularity in any election with respect to any particular Warrants or any particular Warrant Holder. No Warrants will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Holder tendering the Warrants or waived by us. Neither the Company, nor any other person, is obligated to give notice of receipt of any election or of any defects or irregularities involved in the purchase of any Warrants, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.

Our Acceptance Constitutes an Agreement. Your election to tender your Warrants according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. By tendering your Warrants, you irrevocably release all of your rights with respect to those Warrants.

Our acceptance of your Warrants will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered options, those options will automatically be cancelled and rendered null and void as of the Expiration Time.

5. Withdrawal Rights

If you have tendered Warrants under this Offer, you may withdraw your election to tender Warrants and submitted Letter of Transmittal only by complying with the provisions of this Section III.5.

To withdraw your election to tender Warrants, you must fully complete and sign an Election Withdrawal Notice and deliver the notice to us either:

•	by email to dfallon@axih.com or

•	by surface mail or personal delivery to Axion International Holdings, Inc., 4005 All American Way, Zanesville, Ohio 43701, Attention: Donald Fallon(as provided in Section III.4. above).

To be given effect, the Company must receive your fully completed and executed Election Withdrawal Notice prior to the Expiration Time. Additionally, you may withdraw any Warrants you tendered if after 30 business days after the commencement of the Offer we have not accepted for exchange any Warrants you tendered.

Once you have properly withdrawn your election to tender Warrants, you may not revoke that withdrawal. Rather, if you change your mind and decide you want to re-tender your Warrants after you have withdrawn them, you must again follow the election procedure described in Section III.4 above before the Expiration Time.

We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be final and binding on all parties. Neither the Company, nor any other person, is obligated to give you notice of any errors in a submitted withdrawal, and no one will be liable for failing to give notice of any errors.

6. Acceptance of Warrants

Acceptance. If you validly tender Warrants, those Warrants will be cancelled when we accept them for issuance of the Exchange Shares and you will no longer have any rights or obligations with respect to those Warrants..

Timing of Acceptance. Subject to our right to extend, terminate and amend the Offer and upon the terms and subject to the conditions of this Offer, we currently expect that we will accept all then properly tendered Warrants promptly after the Expiration Time.

Exchange Shares. We will issue you the Exchange Shares in exchange for your tendered Warrants. The Exchange Shares will be issued promptly following the Expiration Time.

7. Extension of Offer; Termination; Amendment

We may, from time to time and at any time, extend the period during which the Offer is to remain open which will thereby delay acceptance of any Warrants tendered. If we extend the length of time during which the Offer is open, we will make a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled Expiration Date. Any public announcement relating to the extension will be communicated in a manner reasonably designed to inform, or having the effect of informing, Warrant Holders of the extension, which may include the issuance of a press release.

Before the Expiration Time, we may postpone our decision of whether or not to accept and cancel any Warrants in our sole discretion. In order to postpone accepting and canceling such Warrants, we must publicly announce the postponement and give written or electronic notice of the postponement to the Warrant Holders. Our right to delay accepting Warrants is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to pay the consideration offered or return the tendered Warrants promptly after we terminate or withdraw the Offer.

Before the Expiration Time, we may terminate the Offer if any of the conditions specified in Section III.9 occurs. In such event, we will provide written or electronic notice of any such termination to all Warrant Holders and any tendered Warrants will continue to be held by the tendering Eligible Holder as if no tender had occurred.

As long as we comply with applicable law, we reserve the right, in our sole discretion, to amend the Offer in any respect. Any amendment will be published promptly to Warrant Holders in a manner reasonably designed to inform Warrant Holders of such change. Without limiting the manner in which we may choose to publish any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Warrant Holders.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish notice if we decide to take any of the following actions:

•	increase or decrease the number of Exchange Shares we will issue for your Warrants or the value of the Warrants; or

•	Limit the Warrants that can be tendered.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten business days after the date the notice is published.

8. Material U.S. Federal Income Tax Consequences

Internal Revenue Service regulations generally provide that, for the purpose of avoiding federal tax penalties, a taxpayer may rely only on formal written advice meeting specific requirements. The tax advice in this document does not meet those requirements. Accordingly, you are being advised in accordance with IRS Circular 230 (21 C.F.R. Part 10) that this tax advice is not intended or written to be used, and it cannot be used, for the purpose of avoiding federal tax penalties that may be imposed on you.

The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results. If you are a citizen or resident of, or otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, this information may not be applicable to you.

We believe that if you exchange your Warrants for new shares of common stock, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new shares of common stock are issued. We believe that the exchange will be treated as a non-taxable exchange of the existing Warrants for new shares of common stock. The tax basis of the shares exchanged will be treated as the substituted basis for the shares of common stock received, and the shares of common stock will be treated as having been held for the same holding period as the holding period with respect to the transferred shares.

The subsequent sale of the shares of common stock acquired pursuant to the Offer to Exchange generally will give rise to capital gain or loss equal to the difference between the sales price and the price paid for the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares (or were treated as holding the shares) for more than one year. Under current U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 15% if certain requirements are satisfied, and short-term capital gains and ordinary income are generally taxable at a maximum rate of 35%. State and local taxes may also apply.

If you are a tax resident, or subject to the tax laws, of more than one country, your tax consequences may differ from the U.S. federal income tax consequences summarized above and, in some instances, may not be entirely certain. We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, and any foreign tax and social insurance laws that may apply to you.

9. Conditions to Completion of the Offer

We will not be required to accept any Warrants tendered if any of the events described below occurs. We may terminate or amend this Offer, or postpone our acceptance and cancellation of any Warrants tendered for purchase, if at any time on or after ____________, 2014, and on or before the Expiration Time, we determine that any event described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel Warrants tendered for purchase. The events are:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer or the acquisition of some or all of the Warrants tendered for purchase pursuant to this Offer;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)	make the acceptance for any of the Warrants elected for tender or the issuance of any Exchange Shares illegal or otherwise restrict or prohibit consummation of this Offer; or

(ii)	delay or restrict our ability, or render us unable, to accept for purchase or to purchase Warrants for some or all of the Warrants tendered for purchase.

(c) If the making of this Offer is not in compliance with the laws of any jurisdiction, we will make a good faith effort to revise the Offer to comply with any such laws. If, after such good faith effort, we cannot comply with any such laws, the Offer will not be made to, nor will elections be accepted from or on behalf of, the Warrant Holders residing in any such jurisdiction.

These conditions are for our benefit. We may assert them at our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, and whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Should we decide to waive any of the material conditions of the Offer, we will issue a press release or other public announcement, as required by applicable law, and the Offer will remain open for the five (5) business days following the date we announce the waiver. Any determination we make concerning the events described in this Section III.9 may be challenged by an Eligible Holder only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

10. Price Range of Common Stock Underlying Warrants

There is no established trading market for the Warrants. The securities underlying the Warrants are shares of our common stock. Our common stock currently trades on the Over the Counter Bulletin Board under the symbol “AXIH.”

The following table presents the high and low sales prices per share of our common stock for the periods indicated as reported on the Over the Counter Bulletin Board:

	High	Low
Year Ended December 31, 2012:
First Quarter	$0.98	$0.56
Second Quarter	$0.65	$0.35
Third Quarter	$0.50	$0.28
Fourth Quarter	$0.45	$0.28

Year Ended April 30, 2013:
First Quarter	$0.75	$0.36
Second Quarter	$0.73	$0.43
Third Quarter	$0.57	$0.42
Fourth Quarter	$1.43	$0.45

Quarter Ended March 31, 2014:
First Quarter	$1.07	$0.70

We have not paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

On May 15, 2014, the closing price of our common stock as reported on the Over the counter Bulletin Board was $.72 per share.

You should obtain current market prices for our common stock before you decide whether to tender your Warrants.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Company’s Securities

All of directors who hold Warrants are eligible to participate in this Offer. None of our executive officers hold any Warrants

Our only directors who hold Warrants are Allen Kronstadt and Perry Jacobson who hold Warrants exercisable for 13,023,243 shares and 107,500 shares of common stock, respectively. Mr. Kronstadt’s Warrants have been valued at $7,668,491.97 thereby entitling him to receive 10,870,170 Exchange Shares for his Warrants and Mr. Jacobson’s Warrants have been valued at $28,540.67 thereby entitling him to receive 40,458 Exchange Shares.

On August 24, 2012, the Company entered into a Registration Rights Agreement to register shares of common stock underlying approximately $10,000,000 of convertible notes and associated warrants issued to investors under a Note Purchase Agreement dated August 24, 2012. The note holders primarily consist of MLTM Lending, LLC, Allen Kronstadt, a director, and Samuel Rose. All of the notes have been issued and the investors have received additional shares of common stock as dividends on their shares. Currently, a total of 80,393,201 shares exist under the notes and warrants that are subject to the Registration Rights Agreement. The investors are entitled to demand and piggyback registration rights under the Registration Rights Agreement.

We also refer you to our Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on April 10, 2014 for information concerning agreements, arrangements and understandings between us and other persons with respect to our common stock. A copy of our Form 10-K can be found on the SEC’s web site at www.sec.gov and on our web site, www.axih.com, and is incorporated by reference into this document. Except as otherwise provided herein information in, or accessible through, the Company’s web site is not part of this Offer to Exchange, nor is such content incorporated by reference herein.

12. Status of Warrants Acquired by Us in the Offer

All Warrants tendered under this Offer will be cancelled. If all Warrants are tendered, we will issue an aggregate of 35,818,271 Exchange Shares.

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Warrants or the issuance of the Exchange Shares for Warrants as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of and payment for Warrants tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered options and to pay the Exchange Shares is subject to the conditions described in Section III.9.

14. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking Warrant Holders to tender Warrants under the Offer.

15. Financial Information Concerning the Company

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 is incorporated herein by reference and is available for review on the SEC’s website at www.sec.gov and on the Company’s website at www.axih.com.

The book value of each share of common stock of Axion on December 31, 2013, was $(0.92) (calculated using the book value as of December 31, 2013 divided by the number of outstanding shares of common stock as of that date).

16. Additional Information; Information About the Company

On May 16, 2014, we filed a Tender Offer Statement on Schedule TO with the SEC, of which this document is a part, with respect to the Offer (“Schedule TO”). This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to participate in the Offer.

We also recommend that, in addition to this document and the Schedule TO, you review the following materials, which we have filed with the SEC and incorporate by reference into this document, before making a decision on whether to participate in the Offer and tender your Warrants for cancellation and purchase:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on April 10, 2014; and

•	our Quarterly Report for quarter ended March 31, 2014, filed with the SEC on May 15, 2014

 You also may want to review any filings we make with the SEC after the date of this Offer to Exchange.

You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available to the public on the web site of the SEC at www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to Donald Fallon at our Corporate Headquarters, by phone at (740) 452-2500 , or by email at dfallon@axih.com.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer should be read together with the information contained in the documents to which we have referred you.

18. Miscellaneous; Forward-Looking Statements

This Offer to Exchange contains, or incorporates by reference, forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause such differences include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other periodic reports filed with the SEC.

Neither our management nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

The Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors, including your financial, legal and tax advisors to address questions about your financial or tax situation and to determine the consequences of electing or declining to participate in the offer.

AXION INTERNATIONAL HOLDINGS, INC.

May 16, 2014

SCHEDULE A

EXCHANGE SHARES FOR WARRANTS

We are offering Exchange Shares in the amount set forth below for each share of AXION common stock for which our Warrants are exercisable. Our outstanding Warrants and the shares issuable upon the exchange therefore are set forth below.

Original Award/Warrants	Expiration	Exercise Price	Value of Warrants	Exchange Shares Issuable

16,667	05/31/14	$0.60	$1,964.44	2,785.00
16,667	06/30/14	$0.60	$2,206.14	3,128.00
16,667	07/31/14	$0.60	$2,420.63	3,432.00
16,667	08/31/14	$0.60	$2,609.06	3,699.00
16,667	09/30/14	$0.60	$3,337.17	4,731.00
16,667	10/31/14	$0.60	$3,549.47	5,032.00
16,667	11/30/14	$0.60	$3,738.19	5,299.00
16,667	12/31/14	$0.60	$3,919.20	5,556.00
16,667	01/31/15	$0.60	$4,089.69	5,798.00
16,667	02/28/15	$0.60	$4,233.90	6,002.00
16,667	03/31/15	$0.60	$4,385.22	6,217.00
16,667	04/30/15	$0.60	$4,524.33	6,414.00
16,667	05/31/15	$0.60	$4,661.37	6,608.00

5,556	05/31/14	$0.60	$654.85	929.00
5,556	07/31/14	$0.60	$806.92	1,144.00
5,556	08/31/14	$0.60	$869.74	1,233.00
5,556	09/30/14	$0.60	$1,112.46	1,577.00
5,556	10/31/14	$0.60	$1,183.23	1,678.00
5,556	11/30/14	$0.60	$1,246.14	1,767.00
5,556	12/31/14	$0.60	$1,306.48	1,852.00
5,556	01/31/15	$0.60	$1,363.31	1,933.00
5,556	02/28/15	$0.60	$1,411.38	2,001.00
5,556	03/31/15	$0.60	$1,461.83	2,073.00
5,556	04/30/15	$0.60	$1,508.20	2,138.00
5,556	05/31/15	$0.60	$1,553.88	2,203.00

12,500	12/31/15	$1.00	$2,814.87	3,991.00
25,000	12/31/15	$1.00	$5,629.74	7,981.00
50,000	12/31/15	$1.00	$11,259.47	15,961.00
95,000	12/31/15	$1.00	$21,393.00	30,325.00
17,500	12/31/15	$1.00	$3,940.82	5,587.00
25,000	12/31/15	$1.00	$5,629.74	7,981.00
30,000	12/31/15	$1.00	$6,755.68	9,577.00
12,500	12/31/15	$1.00	$2,814.87	3,991.00
75,000	12/31/15	$1.00	$16,889.21	23,941.00
15,625	12/31/15	$1.00	$3,518.59	4,988.00
18,750	12/31/15	$1.00	$4,222.30	5,986.00
18,750	12/31/15	$1.00	$4,222.30	5,986.00
12,500	12/31/15	$1.00	$2,814.87	3,991.00
25,000	12/31/15	$1.00	$5,629.74	7,981.00
50,000	12/31/15	$1.00	$11,259.47	15,961.00
75,000	12/31/15	$1.00	$16,889.21	23,941.00
31,250	12/31/15	$1.00	$7,037.17	9,976.00
125,000	12/31/15	$1.00	$28,148.69	39,902.00
50,000	12/31/15	$1.00	$11,259.47	15,961.00
50,000	12/31/15	$1.00	$11,259.47	15,961.00
25,000	12/31/15	$1.00	$5,629.74	7,981.00
125,000	12/31/15	$1.00	$28,148.69	39,902.00
25,000	12/31/15	$1.00	$5,629.74	7,981.00
19,500	12/31/15	$1.00	$4,391.20	6,225.00
12,500	12/31/15	$1.00	$2,814.87	3,991.00
100,000	12/31/15	$1.00	$22,518.95	31,921.00
100,000	12/31/15	$1.00	$22,518.95	31,921.00
22,500	12/31/15	$1.00	$5,066.76	7,183.00
7,500	12/31/15	$1.00	$1,688.92	2,395.00
7,500	12/31/15	$1.00	$1,688.92	2,395.00
32,500	12/31/15	$1.00	$7,318.66	10,375.00
30,000	12/31/15	$1.00	$6,755.68	9,577.00

25,000	12/31/17	$1.00	$9,146.92	12,966.00
37,500	12/31/17	$1.00	$13,720.37	19,449.00
25,000	12/31/17	$1.00	$9,146.92	12,966.00
50,000	12/31/17	$1.00	$18,293.83	25,932.00
75,000	12/31/17	$1.00	$27,440.75	38,898.00
25,000	12/31/17	$1.00	$9,146.92	12,966.00
12,500	12/31/17	$1.00	$4,573.46	6,483.00
24,990	12/31/17	$1.00	$9,143.26	12,961.00
12,500	12/31/17	$1.00	$4,573.46	6,483.00
75,000	12/31/17	$1.00	$27,440.75	38,898.00
15,000	12/31/17	$1.00	$5,488.15	7,780.00
12,500	12/31/17	$1.00	$4,573.46	6,483.00
12,500	12/31/17	$1.00	$4,573.46	6,483.00
25,000	12/31/17	$1.00	$9,146.92	12,966.00
12,500	12/31/17	$1.00	$4,573.46	6,483.00
250,000	12/31/17	$1.00	$91,469.16	129,659.00
37,500	12/31/17	$1.00	$13,720.37	19,449.00
62,500	12/31/17	$1.00	$22,867.29	32,415.00
500,000	12/31/17	$1.00	$182,938.32	259,317.00
125,000	12/31/17	$1.00	$45,734.58	64,830.00
750,000	12/31/17	$1.00	$274,407.48	388,976.00
100,000	12/31/17	$1.00	$36,587.66	51,864.00
25,000	12/31/17	$1.00	$9,146.92	12,966.00
37,500	12/31/17	$1.00	$13,720.37	19,449.00
12,500	12/31/17	$1.00	$4,573.46	6,483.00
25,000	12/31/17	$1.00	$9,146.92	12,966.00
75,000	12/31/17	$1.00	$27,440.75	38,898.00

4,274,075	08/24/22	$0.60	$2,470,395.70	3,501,812.00
832,500	09/28/22	$0.60	$482,588.76	684,075.00
1,250,000	01/04/23	$0.60	$730,355.50	1,035,287.00
1,041,668	01/28/23	$0.60	$609,772.45	864,359.00
497,494	10/21/23	$0.60	$296,905.69	420,867.00
502,506	11/25/23	$0.60	$300,604.74	426,111.00
2,500,000	11/25/23	$0.60	$1,495,528.13	2,119,927.00
2,125,000	04/08/24	$0.60	$1,282,341.20	1,817,732.00

359,023	08/24/22	$0.60	$207,513.64	294,153.00

256,445	08/24/22	$0.60	$148,224.03	210,110.00
75,000	09/28/22	$0.60	$43,476.46	61,629.00
50,000	12/14/22	$0.60	$29,165.78	41,343.00
62,500	01/28/23	$0.60	$36,586.30	51,862.00

3,658,609	08/24/22	$0.60	$2,114,659.18	2,997,551.00
1,592,500	09/28/22	$0.60	$923,150.27	1,308,575.00
365,835	12/12/22	$0.60	$213,363.34	302,445.00
979,168	01/28/23	$0.60	$573,186.15	812,498.00
497,494	10/21/23	$0.60	$296,905.69	420,867.00
502,506	11/25/23	$0.60	$300,604.74	426,111.00
2,500,000	11/25/23	$0.60	$1,495,528.13	2,119,927.00
2,125,000	03/25/24	$0.60	$1,281,214.75	1,816,135.00

4,273,150	08/24/22	$0.60	$2,469,861.05	3,501,054.00
1,250,000	09/28/22	$0.60	$724,607.75	1,027,139.00
833,333	12/12/22	$0.60	$486,018.87	688,937.00
1,041,668	01/28/23	$0.60	$609,772.45	864,359.00
497,494	10/21/23	$0.60	$296,905.69	420,867.00
502,506	11/25/23	$0.60	$300,604.74	426,111.00
2,500,000	11/25/23	$0.60	$1,495,528.13	2,119,927.00
2,125,000	03/25/24	$0.60	$1,281,214.75	1,816,135.00

900,901	01/16/24	$1.11	$505,879.90	717,090.00

25,000	11/24/15	$1.40	$3,861.46	5,474.00
25,000	11/17/15	$1.40	$3,815.65	5,409.00
12,500	11/24/15	$1.40	$1,930.73	2,737.00
7,500	11/15/15	$1.40	$1,140.75	1,618.00
5,000	11/23/15	$1.40	$770.99	1,093.00
43,750	11/30/15	$1.40	$6,825.95	9,676.00
18,333	12/01/15	$1.40	$2,865.11	4,062.00
12,500	11/26/15	$1.40	$1,937.25	2,747.00
27,083	12/02/15	$1.40	$4,239.60	6,010.00
25,000	11/24/15	$1.40	$3,861.46	5,474.00
25,000	11/24/15	$1.40	$3,861.46	5,474.00
15,000	12/01/15	$1.40	$2,344.22	3,323.00

20,833	09/27/15	$1.40	$2,895.24	4,105.00
15,000	10/13/15	$1.40	$2,149.71	3,048.00
137,470	09/24/15	$1.40	$18,992.01	26,922.00
10,417	09/21/15	$1.40	$1,430.59	2,028.00
2,000	06/10/15	$1.40	$215.36	306.00
12,500	06/14/15	$1.40	$1,360.78	1,929.00
113,750	09/22/15	$1.40	$15,652.71	22,188.00
10,000	06/24/15	$1.40	$1,118.02	1,585.00
2,000	06/11/15	$1.40	$215.95	307.00
41,667	09/30/15	$1.40	$5,824.70	8,257.00
12,500	08/11/15	$1.40	$1,570.07	2,226.00
3,750	08/01/15	$1.40	$460.40	653.00
21,000	10/13/15	$1.40	$3,009.60	4,267.00
64,034	05/12/15	$1.40	$6,339.36	8,987.00
41,667	08/23/15	$1.40	$5,387.12	7,637.00
41,667	09/08/15	$1.40	$5,572.93	7,900.00
10,417	09/22/15	$1.40	$1,433.44	2,032.00
21,000	09/30/15	$1.40	$2,935.62	4,162.00
40,000	06/18/15	$1.40	$4,401.64	6,240.00
25,000	02/16/16	$1.40	$4,403.95	6,243.00
10,417	09/23/15	$1.40	$1,436.30	2,036.00

100,000	07/16/15	$1.50	$10,738.63	15,223.00
100,000	05/17/16	$1.50	$18,628.01	26,406.00
10,000	01/21/15	$0.88	$1,472.67	2,088.00
120,000	06/12/14	$0.88	$1,629.88	2,311.00
100,000	08/29/15	$0.45	$36,600.72	51,882.00
166,667	05/18/15	$1.40	$16,801.90	23,817.00
5,682	01/21/15	$0.88	$836.77	1,187.00
100,000	07/21/14	$0.90	$2,769.78	3,927.00
100,000	02/01/15	$2.50	$1,675.83	2,376.00
16,807	03/10/15	$0.88	$2,771.24	3,929.00
120,000	06/12/14	$0.88	$1,629.88	2,311.00
45,000	10/13/15	$1.20	$5,673.38	8,043.00
5,000	02/16/16	$1.40	$880.79	1,249.00
50,000	05/05/15	$2.91	$1,168.05	1,656.00
7,500	12/11/14	$0.88	$981.02	1,391.00
120,000	06/12/14	$0.88	$1,629.88	2,311.00
100,000	03/11/15	$0.90	$16,032.72	22,727.00
52,653	01/21/15	$0.88	$7,754.07	10,992.00
360,000	03/11/15	$0.90	$57,717.80	81,816.00
10,000	12/11/14	$0.88	$1,308.03	1,855.00
21,827	01/21/15	$0.88	$3,214.41	4,557.00
10,416	02/16/16	$1.40	$1,834.86	2,601.00
200,000	11/15/17	$1.00	$71,822.72	101,810.00
84,000	06/12/14	$0.88	$1,140.92	1,618.00
6,100	08/17/15	$2.50	$325.85	462.00
14,286	09/30/15	$1.40	$1,997.06	2,831.00
5,000	02/16/16	$1.40	$880.79	1,249.00
16,667	10/13/15	$1.20	$2,836.78	4,022.00
6,100	08/19/15	$2.50	$329.42	467.00
10,000	12/11/14	$0.88	$1,308.03	1,855.00
160,000	01/12/17	$1.20	$43,922.28	62,261.00
28,571	08/10/15	$1.35	$3,752.26	5,319.00
10,000	12/11/14	$0.88	$1,308.03	1,855.00
209	02/16/16	$1.40	$36.82	53.00
10,000	12/11/14	$0.88	$1,308.03	1,855.00
14,392	01/21/15	$0.88	$2,119.47	3,005.00
208	02/16/16	$1.40	$36.64	52.00
10,000	12/11/14	$0.88	$1,308.03	1,855.00
600,000	03/01/15	$0.90	$62,711.11	88,894.00
30,000	06/15/14	$1.25	$10.56	15.00
30,000	09/15/14	$1.25	$333.88	474.00

(z) The term of these Warrants is the earlier to occur of (i) three years after the date upon which the weighted average price of a share of common stock for the 90 consecutive trading days prior to such date is at least $2.00 per share or (iii) five years after the date upon which convertible notes issued in conjunction with these Warrants has been repaid in full or converted in its entirety. For valuation purposes, these warrants were assumed to have a 10 year life since the convertible notes had a five year term.